Filed Pursuant to Rule 424(b)(5)
Registration No. 333-261097

The information in this preliminary prospectus supplement is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus supplement and accompanying prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion,

Preliminary Prospectus dated November 16, 2021

PROSPECTUS SUPPLEMENT

Peloton Interactive, Inc.

$1,000,000,000

Class A Common Stock

We are selling                shares of our Class A common stock.

We have two classes of authorized common stock, Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion rights. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to 20 votes per share and is convertible into one share of Class A common stock.

Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “PTON.” On November 15, 2021, the last sale price of our Class A common stock as reported on the Nasdaq Global Select Market was $47.49 per share.

Investing in our Class A common stock involves risks that are described in the “Risk Factors” beginning on page S-5 of this prospectus supplement.

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	See “Underwriting” for a description of all underwriting compensation payable in connection with this offering.

The underwriters may also exercise their option to purchase up to an additional                shares from us, at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus.

Entities affiliated with Durable Capital Partners LP and TCV, of which one of our directors is a co-founder and general partner, and funds and accounts advised by T. Rowe Price Associates, Inc. have expressed an interest in purchasing shares of Class A common stock in this offering. Because expressions of interest are not binding agreements or commitments to purchase, they may determine to purchase more, fewer, or no shares in this offering, or the underwriters may determine to sell more, fewer, or no shares to these investors.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about                2021.

Goldman Sachs & Co. LLC	J.P. Morgan

The date of this prospectus supplement is                , 2021.

Prospectus Supplement

Base Prospectus

Neither we nor any of the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. Neither we nor any of the underwriters take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is current only as of its date, regardless of the time of delivery of this prospectus supplement or of any sale of our Class A common stock.

S-i

ABOUT THIS PROSPECTUS

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of Class A common stock. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. You should read this entire prospectus supplement along with the accompanying prospectus and the documents incorporated herein by reference described in “Where You Can Find More Information” and “Incorporation by Reference” in the accompanying prospectus before investing in our Class A common stock. These documents contain information you should consider when making your investment decision. You should rely only on the information contained or incorporated by reference into this prospectus supplement, the accompanying prospectus or any “free writing prospectus” we may authorize to be delivered to you. We have not, and the underwriters have not, authorized anyone to provide you with different or additional information. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If anyone provides you with different, additional or inconsistent information, you should not rely on it.

In the event that the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. Generally, when we refer to the “prospectus,” we are referring to this prospectus supplement and the accompanying prospectus combined.

We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The distribution of this prospectus may be restricted by law in certain jurisdictions. You should inform yourself about and observe any of these restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation. You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates, or in the case of the documents incorporated herein by reference, the date of such documents regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sales of our Class A common stock. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-ii

GENERAL INFORMATION

Industry and Market Data

The data included in this prospectus and, in particular, in “Prospectus Summary” in this prospectus and “Business” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2021 incorporated herein by reference, or our June 2021 Form 10-K, our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021, or our September 2021 Form 10-Q, regarding markets and the industry in which we operate, including the size of certain markets and our position and the position of our competitors within these markets, are based on publicly available information, reports of government agencies, and published industry sources.

In presenting this information, we have also made certain estimates and assumptions that we believe to be reasonable based on the information referred to above and similar sources, as well as our internal research, calculations and assumptions based on our analysis of such information and our knowledge of, and our experience to date in, our industries and markets. Market share data is subject to change and may be limited by the availability of raw data, the voluntary nature of the data gathering process and other limitations inherent in any statistical survey of market share data. In addition, customer preferences are subject to change. Accordingly, you are cautioned not to place undue reliance on such market share data or any other such estimates. While we believe such information is reliable, neither we nor the underwriters can guarantee the accuracy or completeness of this information, and neither we nor the underwriters have independently verified any third-party information and data from our internal research has not been verified by any independent source. While we believe the estimated market and industry data included in this prospectus are generally reliable, such information, which is derived in part from management’s estimates and beliefs, is inherently uncertain and imprecise.

Projections, assumptions, expectations and estimates of our future performance and the future performance of the industries and markets in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Forward-Looking Statements” herein, in the accompanying prospectus and in the documents incorporated herein by reference. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

Trademarks

Peloton, the Peloton logo, Peloton Bike, Peloton Bike+, Peloton Tread, Peloton Tread+, Peloton App, and other registered or common law trade names, trademarks, or service marks of Peloton appearing in this prospectus are the property of Peloton. This prospectus contains additional trade names, trademarks, and service marks of other companies that are the property of their respective owners. We do not intend our use or display of other companies’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us by, these other companies. Solely for convenience, our trademarks and tradenames referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor, to these trademarks and tradenames.

S-iii

PROSPECTUS SUMMARY

The following is a summary of material information discussed in this prospectus. The summary is not complete and does not contain all of the information that you should consider before investing in our Class A common stock. You should read this entire prospectus and the documents incorporated herein by reference carefully, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto included in our June 2021 Form 10-K and our September 2021 Form 10-Q, before making an investment decision to purchase shares of our Class A common stock. Some of the statements in this summary constitute forward-looking statements. See “Forward-Looking Statements” in the accompanying prospectus. References to “we,” “our,” “us,” “Peloton,” and “the Company” refer to Peloton Interactive, Inc., together with its consolidated subsidiaries.

Overview

Peloton is the largest interactive fitness platform in the world with a loyal community of over 6.2 million Members as of September 30, 2021. We pioneered connected, technology-enabled fitness, and the streaming of immersive, instructor-led boutique classes to our Members anytime, anywhere. We make fitness entertaining, approachable, effective, and convenient, while fostering social connections that encourage our Members to be the best versions of themselves. We define a Member as any individual who has a Peloton account through a paid Connected Fitness Subscription, or a paid Peloton App subscription. Our Connected Fitness Product portfolio includes the Peloton Bike, Bike+, and the Peloton Tread and Tread+ and will include Peloton Guide beginning in 2022.

We are an innovation company at the nexus of fitness, technology, and media. We have disrupted the fitness industry by developing a first-of-its-kind subscription platform that seamlessly combines the best equipment, proprietary networked software, and world-class streaming digital fitness and wellness content, creating a product that our Members love.

Driven by our Members-first mindset, we built a vertically integrated platform that ensures a best-in-class, end-to-end experience. We have a direct-to-consumer multi-channel sales platform. We had 137 showrooms as of September 30, 2021, with knowledgeable sales specialists, a high-touch delivery service, and helpful Member support teams.

Our world-class instructors teach classes across a variety of fitness and wellness disciplines, including indoor cycling, indoor/outdoor running and walking, Bike and Tread bootcamps, yoga, Pilates, Barre, strength training, stretching, meditation, and floor cardio. We produce hundreds of original programs per month and maintain a vast and constantly updated library of thousands of original fitness and wellness programs. We make it easy for Members to find a class that fits their interests based on class type, instructor, music genre, length, available equipment, area of physical focus, and level of difficulty.

Our compelling financial profile is characterized by high growth, strong retention, recurring revenue, and efficient subscription acquisition. When we acquire new Connected Fitness Subscriptions, we are often able to offset our subscription acquisition costs with the gross profit earned on our Connected Fitness Products. This allows for rapid payback of our sales and marketing investments and results in a robust unit economic model.

For a description of our products, see Part I, Item 1 of our June 2021 Form 10-K. For a description of Connected Fitness Subscriptions, see the section titled “Key Operational and Business Metrics” in Part I, Item 2 of our September 2021 Form 10-Q.

Investment by Certain Entities

Entities affiliated with Durable Capital Partners LP and TCV, of which one of our directors is a co-founder and general partner, and funds and accounts advised by T. Rowe Price Associates, Inc. have expressed an interest in purchasing shares of Class A common stock in this offering. Because expressions of interest are not binding agreements or commitments to purchase, they may determine to purchase more, fewer, or no shares in this offering, or the underwriters may determine to sell more, fewer, or no shares to these investors.

Principal Executive Offices

Our principal executive offices are located at 441 Ninth Avenue, Sixth Floor, New York, New York 10001 and our telephone number is (917) 671-9198. Our website address is www.onepeloton.com. The information contained on, or that can be accessed through, our website is not incorporated by reference into, and is not a part of, this prospectus. Investors should not rely on any such information in deciding whether to purchase our Class A common stock.

THE OFFERING

Class A common stock offered by us	shares (or shares if the underwriters exercise in full their option to purchase additional shares).

Class A common stock to be outstanding immediately after this offering	shares (or shares if the underwriters exercise in full their option to purchase additional shares).

Option to purchase additional shares of Class A common stock	We have granted the underwriters an option for a period of 30 days to purchase up to additional shares of Class A common stock.

Voting rights	Shares of Class A common stock are entitled to one vote per share. Shares of Class B common stock are entitled to 20 votes per share.

Holders of our Class A common stock and Class B common stock will generally vote together as a single class, unless otherwise required by law or our restated certificate of incorporation. Each share of our Class B common stock will be convertible into one share of our Class A common stock at any time and will convert automatically upon certain transfers and upon the earlier of (i) the date specified by a vote of the holders of 66 2/3% of the then outstanding shares of Class B common stock, (ii) ten years from the closing of our initial public offering, or IPO, and (iii) the date the shares of Class B common stock cease to represent at least 1% of all outstanding shares of our common stock. These stockholders will have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of our directors and the approval of any change of control transaction.

Use of proceeds

We estimate our proceeds from this offering will be approximately $             million (or approximately $             million if the underwriters exercise in full their option to purchase additional shares), after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from the sale of the Class A common stock offered by us pursuant to this prospectus for general corporate purposes, which over time may include working capital, capital expenditures, including for the construction or expansion of facilities, and investments in and acquisitions of other companies, products or technologies that we may identify in the future. See “Use of Proceeds” and “Underwriting.”

Risk factors	See the section titled “Risk Factors” and other information included in this prospectus for a discussion of some of the factors you should consider before deciding to purchase shares of our Class A common stock.

Nasdaq Global Select Trading symbol	“PTON”

The number of shares of our Class A common stock to be outstanding immediately after this offering as set forth above is based on the number of shares outstanding as of October 29, 2021 and excludes:

•	42,020,858 shares of our Class B common stock issuable upon the exercise of stock options outstanding as of September 30, 2021, with a weighted-average exercise price of $7.50;

•	16,710,942 shares of our Class A common stock issuable upon the exercise of stock options outstanding as of September 30, 2021, with a weighted-average exercise price of $61.06;

•	3,426,892 shares of our Class A common stock issuable upon the vesting and settlement of restricted stock units, or RSUs, outstanding as of September 30, 2021;

•	59,833,906 shares of our Class A common stock reserved for future issuance under our 2019 Equity Incentive Plan, or our 2019 Plan, as of September 30, 2021;

•	10,568,799 shares of our Class A common stock reserved for future issuance under our 2019 Employee Stock Purchase Plan, or our ESPP, as of September 30, 2021;

•

176,853 shares of our Class A common stock issuable upon the exercise of options outstanding that were granted after September 30, 2021 under our 2019 Plan, with an exercise price of $86.76 per share; and

•	188,736 shares of our Class A common stock issuable upon the vesting and settlement of RSUs outstanding that were granted after September 30, 2021 under our 2019 Plan.

Further, unless otherwise indicated, this prospectus assumes no exercise of the underwriters’ option to purchase up to an additional                 shares of our Class A common stock from us in this offering.

See “Capitalization” in this prospectus supplement, “Description of Capital Stock” in the accompanying prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our June 2021 Form 10-K and our September 2021 Form 10-Q incorporated herein by reference.

RISK FACTORS

Investing in our Class A common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information included and incorporated by reference in this prospectus, including the financial statements and the related notes appearing in our June 2021 Form 10-K and our September 2021 Form 10-Q, before making an investment decision. If any of the following risks actually occurs, our business, financial condition and results of operations could be materially and adversely affected and the trading price of our Class A common stock could decline, causing you to lose all or part of your investment in our Class A common stock.

Risks Related to the Offering and Ownership of Our Class A Common Stock

The stock price of our Class A common stock has been, and will likely continue to be, volatile and you could lose all or part of your investment.

The market price of our Class A common stock has been, and will likely continue to be, volatile. Since shares of our Class A common stock were sold in our IPO in September 2019 at a price of $29.00 per share, our stock price has ranged from $17.70 to $171.70 through September 30, 2021. In addition, the trading prices of securities of technology companies in general have been highly volatile. Moreover, while the market price of the common stock of many technology companies have fallen significantly since the outbreak of the COVID-19 pandemic, the trading price of our Class A common has increased. There are no assurances that the trading price of our Class A common stock will continue at this level for any period of time and the extent to which, and for how long, the COVID-19 pandemic may impact the market price of our Class A common stock is unclear. Moreover, the trading price of our Class A common stock could experience a significant decrease once the longer-term scope and impact of COVID-19 is better understood.

In addition to the factors discussed in this prospectus, the market price of our Class A common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

•	the COVID-19 pandemic and any associated economic downturn;

•	overall performance of the equity markets and the performance of technology companies in particular;

•	variations in our operating results, cash flows, and other financial metrics and non-financial metrics, and how those results compare to analyst expectations;

•	changes in the financial projections we may provide to the public or our failure to meet these projections;

•

the timing and our ability to develop certain product solutions to enhance the safety of our Tread+ product to the satisfaction of the U.S. Consumer Product Safety Commission (“CPSC”) in connection with the Company’s voluntary safety recall, which it is conducting in collaboration with the CPSC;

•

failure of securities analysts to initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

•	recruitment or departure of key personnel;

•	the economy as a whole and market conditions in our industry;

•	our acquisition of Precor Incorporated or other investments or acquisitions in the future;

•

negative publicity related to problems in our manufacturing or the real or perceived quality of our products, as well as the failure to timely launch new products or services that gain market acceptance;

•	rumors and market speculation involving us or other companies in our industry;

•	announcements by us or our competitors of new products, services, features and content, significant technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•	lawsuits threatened or filed against us, litigation involving our industry, or both;

•	developments or disputes concerning our or other parties’ products, services, or intellectual property rights;

•	other events or factors, including those resulting from war, incidents of terrorism, or responses to these events;

•	the expiration of contractual lock-up or market standoff agreements; and

•	sales of shares of our Class A common stock by us or our stockholders.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have instituted securities class action litigation following periods of market volatility. In April and May 2021, two shareholders filed putative class actions against the Company, our Chief Executive Officer, and our Chief Financial Officer, purportedly on behalf of a class consisting of those individuals who purchased or otherwise acquired our Class A common stock between September 11, 2020 and May 5, 2021, alleging that the defendants made false and/or misleading statements in violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Rule 10b-5 promulgated thereunder. In addition, in May and August 2021, three shareholders filed verified shareholder derivative action lawsuits purportedly on behalf of the Company against certain of our executive officers and the members of our board of directors alleging breaches of fiduciary duties and violations of Section 14(a) of the Securities Exchange Act, and, for two of the lawsuits, unjust enrichment, abuse of control, gross mismanagement, waste, and a claim for contribution under Sections 10(b) and 21D of the Exchange Act against our Chief Executive Officer and Chief Financial Officer. These lawsuits and any other securities litigation actions could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business.

Sales of a substantial amount of our Class A common stock in the public markets, or the perception that such sales might occur, could cause the price of our Class A common stock to decline.

The market price of our Class A common stock could decline as a result of sales of a substantial number of shares of our Class A common stock in the public market in the near future, or the perception that these sales might occur. Many of our existing security holders have substantial unrecognized gains on the value of the equity they hold, and may take, or attempt to take, steps to sell, directly or indirectly, their shares or otherwise secure, or limit the risk to, the value of their unrecognized gains on those shares.

There were a total of 302,763,978 shares of our Class A common stock and Class B common stock outstanding as of September 30, 2021. All shares of our Class A common stock and Class B common stock are freely tradable, except for any shares purchased by our “affiliates” as defined in Rule 144 under the Securities Act.

We, our executive officers and directors have entered into or will enter into lock-up agreements with the underwriters that will, subject to certain exceptions, restrict the sale of shares of our Class A common stock held by them for 60 days following the date of this prospectus. The representatives for the underwriters in this offering may, without notice except in certain limited circumstances, release all or any portion of the shares of Class A common stock subject to these lock-up agreements. See “Underwriting” for a description of these lock-up agreements. The market price of our Class A common stock may decline materially when these restrictions on resale by our affiliates lapse or if they are waived.

Upon the expiration of the lock-up agreements, all shares held by our affiliates are eligible for resale in the public market, subject to applicable securities laws, including the Securities Act. Therefore, unless shares owned by any of our affiliates are registered under the Securities Act, these shares may only be resold into the public markets in accordance with the requirements of an exemption from registration or safe harbor, including Rule 144 and the volume limitations, manner of sale requirements and notice requirements thereof.

Further, certain holders of our common stock have rights, subject to some conditions, to require us to file registration statements for the public resale of the Class A common stock issuable upon conversion of such shares or to include such shares in registration statements that we may file for us or other stockholders. Sales of our shares pursuant to registration rights may make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. These sales also could cause the trading price of our Class A common stock to fall and make it more difficult for you to sell shares of our Class A common stock.

In addition, as of September 30, 2021, we had 3,426,892 shares of Class A common stock underlying restricted stock units that were awarded but not yet vested, and stock options outstanding that, if fully exercised, would result in the issuance of 42,020,858 shares of Class B common stock and 16,710,942 shares of Class A common stock. Subject to the satisfaction of applicable vesting requirements, the vested restricted stock and shares issued upon exercise of outstanding stock options will be available for immediate resale in the open market.

The dual class structure of our common stock has the effect of concentrating voting control with our directors, executive officers, and certain other holders of our Class B common stock; this will limit or preclude your ability to influence corporate matters, including the election of directors and the approval of any change of control transaction.

Our Class B common stock has 20 votes per share and our Class A common stock has one vote per share. As of September 30, 2021, our directors, executive officers, and holders of more than 5% of our common stock, and their respective affiliates, held a majority of the voting power of our capital stock. Because of the twenty-to-one voting ratio between our Class B and Class A common stock, the holders of our Class B common stock collectively control a substantial majority of the combined voting power of our common stock and therefore are able to control all matters submitted to our stockholders for approval until the earlier of (i) the date specified by a vote of the holders of 66 2/3% of the then outstanding shares of Class B common stock, (ii) ten years from the closing of the IPO, and (iii) the date the shares of Class B common stock cease to represent at least 1% of all outstanding shares of our common stock. This concentrated control limits or precludes your ability to influence corporate matters for the foreseeable future, including the election of directors, amendments of our organizational documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring stockholder approval. In addition, this may prevent or discourage unsolicited acquisition proposals or offers for our capital stock that you may feel are in your best interest as one of our stockholders.

Future transfers by holders of Class B common stock will generally result in those shares converting to Class A common stock, subject to limited exceptions, such as certain permitted transfers effected for estate planning purposes. The conversion of Class B common stock to Class A common stock will have the effect, over time, of increasing the relative voting power of those holders of Class B common stock who retain their shares in the long term.

The dual class structure of our common stock may adversely affect the trading market for our Class A common stock.

Certain stock index providers, such as S&P Dow Jones, exclude companies with multiple classes of shares of common stock from being added to certain stock indices, including the S&P 500. In addition, several stockholder advisory firms and large institutional investors oppose the use of multiple class structures. As a result, the dual class structure of our common stock may prevent the inclusion of our Class A common stock in such indices, may cause stockholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure, and may result in large institutional investors not purchasing shares of our Class A common stock. Any exclusion from stock indices could result in a less active trading market for our Class A common stock. Any actions or publications by stockholder advisory firms or institutional investors critical of our corporate governance practices or capital structure could also adversely affect the value of our Class A common stock.

If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about our business, the price of our Class A common stock and trading volume could decline.

The trading market for our Class A common stock depends in part on the research and reports that securities or industry analysts publish about us or our business, our market, and our competitors. We do not have control over these securities analysts. If industry analysts cease coverage of us, the trading price for our Class A common stock would be negatively affected. If one or more of the analysts who cover us downgrade our Class A common stock or publish inaccurate or unfavorable research about our business, our Class A common stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our Class A common stock could decrease, which might cause our Class A common stock price and trading volume to decline.

We will have broad discretion in the use of the net proceeds we receive in this offering and may not use them effectively.

We will have broad discretion in the application of the net proceeds we receive in this offering, including for any of the purposes described in the section titled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. If we do not use the net proceeds that we receive in this offering effectively, our business, financial condition, operating results, and prospects could be harmed, and the market price for our Class A common stock could decline. Pending their use, we may invest the net proceeds from this offering in short-and intermediate-term interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government that may not generate a high yield to our stockholders. These investments may not yield a favorable return to our investors.

Participation in this offering by entities affiliated with TCV, an existing stockholder, could reduce the public float for our shares.

Certain entities affiliated with TCV, an existing stockholder, have agreed, subject to certain regulatory conditions, to purchase shares of Class A common stock in this offering at a price per share equal to the public offering price. This purchase could reduce the available public float for our shares if such entities hold these shares long term.

We do not intend to pay dividends for the foreseeable future.

We have never declared or paid any cash dividends on our common stock and do not intend to pay any cash dividends in the foreseeable future. Additionally, our ability to pay dividends on our common stock is limited by the restrictions under the terms of our loan and security agreement. We anticipate that for the foreseeable future we will retain all of our future earnings for use in the development of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our Board of Directors. Accordingly, investors must rely on sales of their Class A common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

Provisions in our charter documents and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may limit attempts by our stockholders to replace or remove our current management.

Provisions in our restated certificate of incorporation and amended and restated bylaws may have the effect of delaying or preventing a merger, acquisition or other change of control of our company that the stockholders may consider favorable. In addition, because our Board of Directors is responsible for appointing the members of our management team, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our Board of Directors. Among other things, our restated certificate of incorporation and amended and restated bylaws include provisions that:

•	provide that our Board of Directors is classified into three classes of directors with staggered three-year terms;

•	permit the Board of Directors to establish the number of directors and fill any vacancies and newly-created directorships;

•	require super-majority voting to amend some provisions in our restated certificate of incorporation and restated bylaws;

•	authorize the issuance of “blank check” preferred stock that our Board of Directors could use to implement a stockholder rights plan;

•	provide that only the chairman of our Board of Directors, our chief executive officer, or a majority of our Board of Directors will be authorized to call a special meeting of stockholders;

•	eliminate the ability of our stockholders to call special meetings of stockholders;

•	prohibit cumulative voting;

•	provide that directors may only be removed “for cause” and only with the approval of two-thirds of our stockholders;

•

provide for a dual class common stock structure in which holders of our Class B common stock may have the ability to control the outcome of matters requiring stockholder approval, even if they own significantly less than a majority of the outstanding shares of our common stock, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets;

•	prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;

•	provide that the Board of Directors is expressly authorized to make, alter, or repeal our bylaws; and

•	establish advance notice requirements for nominations for election to our Board of Directors or for proposing matters that can be acted upon by stockholders at annual stockholder meetings.

Moreover, Section 203 of the Delaware General Corporation Law (the “DGCL”), may discourage, delay, or prevent a change in control of our company. Section 203 imposes certain restrictions on mergers, business combinations, and other transactions between us and holders of 15% or more of our common stock.

Our restated certificate of incorporation and amended and restated bylaws contain exclusive forum provisions for certain claims, which may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

Our restated certificate of incorporation provides that the Court of Chancery of the State of Delaware, to the fullest extent permitted by law, will be the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against us arising pursuant to the DGCL, our restated certificate of incorporation, or our amended and restated bylaws, or any action asserting a claim against us that is governed by the internal affairs doctrine.

Moreover, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. In April 2020, we amended and restated our restated bylaws to provide that the federal district courts of the United States of America will, to the fullest extent permitted by law, be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act (a Federal Forum Provision). Our decision to adopt a Federal Forum Provision followed a decision by the Supreme Court of the State of Delaware holding that such provisions are facially valid under Delaware law. While there can be no assurance that federal or state courts will follow the holding of the Delaware Supreme Court or determine that the Federal Forum Provision should be enforced in a particular case, application of the Federal Forum Provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. In addition, neither the exclusive forum provision nor the Federal Forum Provision applies to suits brought to enforce any duty or liability created by the Exchange Act. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court.

Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder.

Any person or entity purchasing or otherwise acquiring or holding any interest in any of our securities shall be deemed to have notice of and consented to our exclusive forum provisions, including the Federal Forum Provision. These provisions may limit a stockholders’ ability to bring a claim in a judicial forum of their choosing for disputes with us or our directors, officers, or employees, which may discourage lawsuits against us and our directors, officers, and employees. Alternatively, if a court were to find the choice of forum provision contained in our restated certificate of incorporation and/or amended and restated bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, financial condition, and operating results.

USE OF PROCEEDS

We estimate our net proceeds from this offering will be approximately $                 million (or approximately $                 million if the underwriters exercise in full their option to purchase additional shares), after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from the sale of the Class A common stock offered by us pursuant to this prospectus and any accompanying prospectus supplement for general corporate purposes, which over time may include working capital, capital expenditures, including for the construction or expansion of facilities, and investments in and acquisitions of other companies, products or technologies that we may identify in the future.

Pending use of the net proceeds from this offering described above, we may invest the net proceeds in short-and intermediate-term interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

CAPITALIZATION

The following table sets forth our unaudited cash, cash equivalents, and marketable securities, and our capitalization as of September 30, 2021:

•	on an actual basis; and

•

on an as adjusted basis to give effect to the sale of                shares of our Class A common stock, and the receipt of $                million of net proceeds, after deducting the underwriters’ discounts and commissions and our estimated offering expenses related to this offering.

This table assumes no exercise of the underwriters’ option to purchase additional shares in this offering. You should read this table together with the section titled “Use of Proceeds” in this prospectus, the information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our September 2021 10-Q and our consolidated financial statements, related notes, and other information incorporated by reference in this prospectus.

	As of September 30, 2021
	Actual	As Adjusted

	(unaudited) (in millions, except per share data)
Cash, cash equivalents and marketable securities	$924.2	$

Indebtedness:
0.00% convertible senior notes due 2026, net(1)	$838.2		$838.2
Amended Credit Agreement(2)	—		—

Total debt, current and non-current	838.2		838.2

Stockholders’ equity:
Preferred stock, $0.000025 par value; 50,000,000 shares authorized; no shares issued and outstanding, actual and as adjusted	$—		$—
Class A common stock, $0.000025 par value; 2,500,000,000 shares authorized; 273,978,403 shares issued and outstanding, actual; shares issued and outstanding, as adjusted(3)	—		—
Class B common stock, $0.000025 par value; 2,500,000,000 shares authorized; 28,785,575 shares issued and outstanding, actual and as adjusted(3)	—		—
Additional paid-in capital	2,748.6
Accumulated other comprehensive income	17.1		17.1
Accumulated deficit	(1,258.8)		(1,258.8)

Total stockholders’ equity	1,506.9
Total capitalization	$4,414.5	$

(1)

In accordance with FASB Accounting Standards Codification 470-20, Debt with Conversion and Other Options (“ASC 470-20”), convertible debt that may be entirely or partially settled in cash (such as the convertible notes) is required to be separated into a liability and an equity component, such that interest expense reflects the issuer’s non-convertible debt interest cost. On the issuance date, the value of the conversion option of the convertible notes, representing the equity component, was recorded as additional paid-in capital within stockholders’ equity and as a discount to the convertible notes, which reduced their initial carrying value. The carrying value of the convertible notes, net of the discount recorded, is being accreted up to the principal amount of the convertible notes from the issuance date until maturity, which results in non-cash charges to interest expense in our consolidated statements of operations. ASC 470-20 does not affect the actual amount that we are required to repay. The amount shown in the table above for the convertible notes is the aggregate principal amount of the convertible notes, reflecting the unamortized portions of the debt discount for the value of the conversion option as well as the initial purchasers’ discounts and commissions and offering expenses related to that offering. However, ASU 2020-06 will change the manner in which we reflect the convertible notes in our financial statements, such that the conversion feature will no longer be bifurcated from the convertible notes balance and the full value, less any remaining unamortized discount and issuance costs, will be recognized as debt on our balance sheet, and the non cash interest expense recognized as we accreted the debt balance over the term of the convertible notes will no longer be recognized. We will adopt ASU 2020-06 July 1, 2023, as required.
(2)	As of September 30, 2021, we had $280.2 million of available borrowing capacity under our Amended Credit Agreement (after deducting $4.8 million of outstanding letters of credit).
(3)	The number of shares issued and outstanding in the actual and as adjusted columns in the table above excludes:

•	42,020,858 shares of our Class B common stock issuable upon the exercise of stock options outstanding as of September 30, 2021, with a weighted-average exercise price of $7.50;

•	16,710,942 shares of our Class A common stock issuable upon the exercise of stock options outstanding as of September 30, 2021, with a weighted-average exercise price of $61.06;

•	3,426,892 shares of our Class A common stock issuable upon the vesting and settlement of RSUs outstanding as of September 30, 2021;

•	59,833,906 shares of our Class A common stock reserved for future issuance under our 2019 Plan as of September 30, 2021;

•	10,568,799 shares of our Class A common stock reserved for future issuance under our ESPP as of September 30, 2021;

•

176,853 shares of our Class A common stock issuable upon the exercise of options outstanding that were granted after September 30, 2021 under our 2019 Plan, with an exercise price of $86.76 per share; and

•	188,736 shares of our Class A common stock issuable upon the vesting and settlement of RSUs outstanding that were granted after September 30, 2021 under our 2019 Plan.

CERTAIN MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the shares of our Class A common stock, as of the date hereof. This summary deals only with shares of our Class A common stock purchased in this offering for cash and held as capital assets. This summary does not deal with special situations. For example, this summary does not address:

•

tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, certain former U.S. citizens or long-term residents, tax-exempt entities, traders in securities that elect to use a mark-to-market method of accounting for their securities, controlled foreign corporations, passive foreign investment companies or insurance companies;

•

tax consequences to persons holding shares of our Class A common stock as part of a hedging, integrated or conversion transaction or a straddle or persons deemed to sell shares of our Class A common stock under the constructive sale provisions of the Internal Revenue Code of 1986, as amended (the “Code”);

•	tax consequences to U.S. holders of shares of our Class A common stock whose “functional currency” is not the U.S. dollar;

•	tax consequences to partnerships or other pass-through entities for U.S. federal income tax purposes and investors in such entities; or

•	alternative minimum tax consequences, if any.

Finally, this summary does not address U.S. federal tax consequences other than income taxes (such as estate and gift tax consequences) or any state, local or foreign tax consequences.

The discussion below is based upon the provisions of the Code and U.S. Treasury regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, or interpreted differently so as to result in U.S. federal income tax consequences different from those discussed below. This summary does not address all aspects of U.S. federal income taxation and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances.

If an entity (or arrangement) classified as a partnership for U.S. federal income tax purposes holds shares of our Class A common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of our Class A common stock, you should consult your tax advisor.

If you are considering the purchase of shares of our Class A common stock, you should consult your own tax advisors concerning the U.S. federal income tax consequences to you in light of your particular facts and circumstances and any consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

Consequences to U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will apply to a U.S. holder of shares of our Class A common stock. “U.S. holder” means a beneficial owner of Class A common stock for U.S. federal income tax purposes that is:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (1) it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Distributions

A distribution in respect of shares of our Class A common stock generally will be treated as a dividend to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Subject to certain holding period requirements, dividends that constitute “qualified dividend” income received by non-corporate U.S. holders generally will be subject to taxation at the lower applicable capital gains rate. If a U.S. holder is a U.S. corporation, it may be eligible to claim the dividends-received deduction allowed to U.S. corporations in respect of dividends received from other U.S. corporations equal to a portion of any dividends received, subject to generally applicable limitations on that deduction.

If the distribution exceeds current and accumulated earnings and profits, the excess will be treated as a nontaxable return of capital reducing the U.S. holder’s tax basis in the Class A common stock to the extent of the U.S. holder’s tax basis in that stock. Any remaining excess will be treated as capital gain from the sale or exchange of our Class A common stock.

U.S. holders should consult their tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the dividends-received deduction and the reduced maximum tax rate for qualified dividend income.

Sale, Exchange, Certain Redemptions or Other Taxable Dispositions of our Class A Common Stock

Upon a sale, exchange, redemption (provided the redemption is treated as a sale or exchange for U.S. federal income tax purposes) or certain other taxable dispositions of our Class A common stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) the U.S. holder’s adjusted tax basis in the Class A common stock. Such capital gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period in the Class A common stock is more than one year at the time of the taxable disposition. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gain generally will be subject to tax at a reduced rate of taxation. The deductibility of capital losses is subject to limitations.

Medicare Tax

A U.S. person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual’s circumstances). Net investment income generally includes dividends and net gains from the disposition of our Class A common stock, unless such dividend or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the Class A common stock.

Information Reporting and Backup Withholding

When required, we or our paying agent will report to the U.S. holders of our Class A common stock and to the U.S. Internal Revenue Service, or the IRS, amounts paid on or with respect to the Class A common stock during each calendar year and the amount of tax, if any, withheld from such payments. A U.S. holder will be subject to backup withholding on any dividends paid on our Class A common stock and proceeds from the sale or other taxable disposition of our Class A common stock at the applicable rate if the U.S. holder (a) fails to provide us or our paying agent with a correct taxpayer identification number or certification of exempt status, (b) has been notified by the IRS that it is subject to backup withholding as a result of the failure to properly report payments of interest or dividends or (c) in certain circumstances, has failed to certify under penalty of perjury that it is not subject to backup withholding. A U.S. holder may be eligible for an exemption from backup withholding by providing a properly completed IRS Form W-9 to us or our paying agent. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is properly furnished to the IRS by the U.S. holder on a timely basis.

Consequences to Non-U.S. Holders

The term “non-U.S. holder” means a beneficial owner of shares of Class A common stock that is, for U.S. federal income tax purposes, an individual, corporation, trust or estate that is not a U.S. holder.

Distributions

Except as described in the next paragraph and subject to the discussions below of backup withholding and the Foreign Account Tax Compliance Act, any distributions treated as dividends (see “Consequences to U.S. Holders—Distributions” above) paid to a non-U.S. holder with respect to the shares of our Class A common stock will be subject to withholding tax at a 30% rate or such lower rate as specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a valid IRS Form W-8BEN or W-8BEN-E (or suitable successor or substitute form) certifying such non-U.S. holder’s qualification for the reduced rate. Non-U.S. holders that do not timely provide us or our paying agent with the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If a non-U.S. holder holds shares of our Class A common stock in connection with the conduct of a trade or business in the United States, and dividends paid on the shares of our Class A common stock are effectively connected with such non-U.S. holder’s U.S. trade or business (and if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States), the non-U.S. holder will be exempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must generally furnish to us or our paying agent a properly executed IRS Form W-8ECI (or suitable successor or substitute form). However, dividends paid on shares of our Class A common stock that are effectively connected with a non-U.S. holder’s U.S. trade or business (and if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S.

federal income tax rates in much the same manner as if such non-U.S. holder were a U.S. holder. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as specified by an applicable income tax treaty.

Distributions in excess of our current and accumulated earnings and profits will first constitute a return of capital and reduce a non-U.S. holder’s basis in our Class A common stock, but not below zero, and then will be treated as described under “—Sale, Exchange, Certain Redemptions or Other Taxable Dispositions of our Class A Common Stock” below.

Sale, Exchange, Certain Redemptions or Other Taxable Dispositions of our Class A Common Stock

Subject to the discussions below regarding backup withholding and the Foreign Account Tax Compliance Act, any gain realized by a non-U.S. holder upon the sale, exchange, redemption (provided the redemption is treated as a sale or exchange for U.S. federal income tax purposes) or other taxable disposition of shares of our Class A common stock will not be subject to U.S. federal income tax with respect to such gain unless:

•

that gain is effectively connected with the conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation” during the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period (the “applicable statutory period”) and certain other requirements are satisfied. We believe that we are not, and we do not anticipate becoming, a United States real property holding corporation for U.S. federal income tax purposes.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax on the net gain derived from the sale or other taxable disposition at the regular graduated rates generally in the same manner as a U.S. holder. If a non-U.S. holder is eligible for the benefits of a tax treaty between the United States and its country of residence, any such gain will be subject to U.S. federal income tax in the manner specified by the treaty. To claim the benefit of a treaty, a non-U.S. holder must properly submit an IRS Form W-8BEN or W-8BEN-E (or suitable successor or substitute form). A non-U.S. holder that is a foreign corporation and is described in the first bullet point above in addition may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for that taxable year, or at a lower rate if so specified by an applicable income tax treaty.

An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by certain U.S. source capital losses (even though such holder is not considered a resident of the United States) provided such non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Information Reporting and Backup Withholding

Generally, we must report to the IRS and to non-U.S. holders the amount of dividends and non-dividend distributions paid to the non-U.S. holder and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such payments and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of dividends that we make to the holder if the non-U.S. holder certifies under penalty of perjury that it is not a U.S. person (and we do not have actual knowledge or reason to know that the holder is a U.S. person), such as by furnishing a valid IRS form W-8BEN, W-8BEN-E or W- 8ECI, or otherwise establishes an exemption. A non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to the proceeds of the sale or other disposition of shares of our Class A common stock within the United States or conducted through certain U.S.-related payors, unless the payor of the proceeds receives the statement described above (and the payor does not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code) or the holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act, or FATCA, provides that a 30% withholding tax will be imposed on certain payments (including dividends) made to a foreign financial institution (as specifically defined in the Code) and certain other foreign entities if such entity fails to satisfy certain disclosure and reporting rules or otherwise qualify for an exemption from these rules. FATCA generally requires that (i) in the case of a foreign financial institution, the entity identifies and provides information in respect of financial accounts with such entity held (directly or indirectly) by U.S. persons and U.S.-owned foreign entities and (ii) in the case of a non-financial foreign entity, the entity identifies and provides information in respect of substantial U.S. owners of such entity. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, then pursuant to an agreement between it and the United States Treasury or an intergovernmental agreement between, generally, the jurisdiction in which it is resident and the United States Treasury, it must, among other things, undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders.

While withholding under FATCA would generally also have applied to gross proceeds from the sale or other disposition of shares of our Class A common stock on or after January 1, 2019, recently proposed U.S. Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed U.S. Treasury Regulations until final U.S. Treasury Regulations are issued. You should consult your tax advisor regarding the possible effect of FATCA on your investment in shares of our Class A common stock.

The preceding discussion of certain U.S. federal income tax consequences is for general information only and is not tax advice. Accordingly, each investor should consult its own tax advisor as to particular tax consequences to it of purchasing, holding and disposing of shares of our Class A common stock, including the applicability and effect of any state, local or foreign tax laws, and of any pending or subsequent changes in applicable laws.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the shares of Class A common stock being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC

Total

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

The underwriters have an option to buy up to an additional                shares of Class A common stock in this offering to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discount to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase                additional shares of our Class A common stock.

Paid by Us	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the public offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make internet distributions on the same basis as other allocations.

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $                per share from the public offering price. After the offering of the shares, the representatives may change the offering price and the other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriters. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We and our executive officers and directors have agreed or will agree with the underwriters, subject to certain exceptions, not to dispose of or hedge any of our or their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 60 days after the date of this prospectus, except with the prior written consent of Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC.

Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “PTON”

In connection with the offering, the underwriters may purchase and sell shares of Class A common stock in the open market. These transactions may include short sales, stabilizing transactions, and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Class A common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our Class A common stock. As a result, the price of our Class A common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the Nasdaq Global Select Market, in the over-the-counter market or otherwise.

We estimate that our share of the total expenses of the offering, excluding underwriting discount, will be approximately $                 . We have agreed to reimburse the underwriters for certain expenses incurred by them in connection with this offering including up to $                 for expenses relating to clearance of this offering with the Financial Industry Regulatory Authority. The underwriters have agreed to reimburse us, or will pay and not seek reimbursement from us, for certain expenses incurred by us in connection with this offering.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

In June 2019, we entered into an amended and restated loan and security agreement, as amended, supplemented or otherwise modified, or our Amended Credit Agreement, with JPMorgan Chase Bank, N.A., as administrative agent, and Bank of America, N.A., Barclays Bank PLC, Goldman Sachs Lending Partners LLC, and Silicon Valley Bank, as joint syndication agents. Our Amended Credit Agreement provides for a $285.0 million secured revolving credit facility, including up to the lesser of $150.0 million and the aggregate unused amount of the facility for the issuance of letters of credit. The principal amount, if any, is payable in full in June 2024. As of September 30, 2021, we had not drawn on the credit facility and did not have outstanding borrowings under our Amended Credit Agreement. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” in our September 2021 Form 10-Q for additional information.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors, and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps, and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities, or instruments of the issuer (directly, as collateral securing other obligations or otherwise) or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas or publish or express independent research views in respect of such assets, securities, or instruments and may at any time hold, or recommend to clients that they should acquire, long or short positions in such assets, securities, and instruments.

European Economic Area

In relation to each Member State of the European Economic Area, or EEA, that has implemented the Prospectus Directive, each, a ‘Relevant Member State, an offer to the public of shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive:

(a)    To any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)    To fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the Representatives for any such offer; or

(c)    In any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any Brazilian placement agent of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to public” in relation to shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and shares of our common stock to be offered so as to enable an investor to decide to purchase shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression ‘‘Prospectus Directive’’ means Directive 2003/71/EC (as amended), including by Directive 2010/73/EU and includes any relevant implementing measure in the Relevant Member State.

This EEA selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

In the United Kingdom, this prospectus is only addressed to and directed as qualified investors who are (1) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order; or (2) high net worth entities and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). Any investment or investment activity to which this prospectus relates is available only to relevant persons and will only be engaged with relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

Canada

The shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principals that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (1) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) or,

Companies (Winding Up and Miscellaneous Provisions) Ordinance, or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong), or Securities and Futures Ordinance, or (2) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (3) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the shares were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (1) to an institutional investor (as defined under Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time, or the SFA) pursuant to Section 274 of the SFA, (2) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, or (5) as specified in Section 276(7) of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, or (5) as specified in Section 276(7) of the SFA.

Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The shares may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

LEGAL MATTERS

The validity of the shares of Class A common stock offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP. Certain legal matters in connection with the shares of Class A common stock offered hereby will be passed upon for the underwriters by Latham & Watkins LLP.

EXPERTS

The consolidated financial statements of Peloton Interactive, Inc. appearing in the Company’s Annual Report (Form 10-K) for the year ended June 30, 2021, and the effectiveness of the Company’s internal control over financial reporting as of June 30, 2021, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which conclude, among other things, that the Company did not maintain effective control over financial reporting as of June 30, 2021, based on Internal Control —Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), because of the effects of the material weakness described therein, included therein, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

P R O S P E C T U S

Peloton Interactive, Inc.

Class A Common Stock

From time to time, we may offer to sell shares of our Class A common stock in one or more offerings. We will provide the specific terms of any offering, including the offering prices, in prospectus supplements to this prospectus. Prospectus supplements may also add, update, or change information in this prospectus. If the information varies between this prospectus and any accompanying prospectus supplement, you should rely on the information in the prospectus supplement.

Shares of Class A common stock may be offered and sold to or through one or more underwriters, dealers, or agents, directly to purchasers or through a combination of these methods, on a continuous or delayed basis. You can find additional information about any plan of distribution for the securities in “Plan of Distribution” in this prospectus. We will also describe the plan of distribution for any particular offering of securities in the applicable prospectus supplement. This prospectus may not be used to sell our securities unless it is accompanied by a prospectus supplement.

Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “PTON.”

Investing in the Class  A common stock involves risks. You should carefully consider the risks described in “Risk Factors ” on page 8 of this prospectus, as well as the other information contained or incorporated by reference in this prospectus and the applicable prospectus supplement, before making a decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 16, 2021

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ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. Under this shelf registration process, we may, from time to time, offer shares of our Class A common stock in one or more offerings. This prospectus only provides you with a general description of the securities to be offered. Each time securities are sold pursuant to this prospectus, we will describe in a prospectus supplement, which will be delivered with this prospectus, specific information about the offering and the terms of the particular securities to be offered. The prospectus supplement may also add to, update, or change any of the information contained in this prospectus. You should carefully read this prospectus, any accompanying prospectus supplement, any free writing prospectuses we have prepared or authorized as well as the information incorporated in this prospectus, or any accompanying prospectus supplement by reference. See “Incorporation by Reference.” Any information in any accompanying prospectus supplement, any free writing prospectus, or any subsequent material incorporated herein or therein by reference will supersede the information in this prospectus or any earlier prospectus supplement.

This prospectus contains summaries of certain provisions in some of the documents described herein, but reference is hereby made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the complete text of the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below in the section entitled “Where You Can Find More Information.”

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus, in any accompanying prospectus supplement, or in any free writing prospectuses we have prepared or authorized. We do not take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus, any prospectus supplement, or any documents we incorporate herein or therein, or in any free writing prospectus, is current only as of the respective dates thereof. Our business, financial condition, results of operations, and prospects may have changed since those respective dates.

No action is being taken in any jurisdiction outside the United States to permit a public offering of Class A common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restriction as to this offering and the distribution of this prospectus applicable to those jurisdictions.

As used in this prospectus and any accompanying prospectus supplement, unless otherwise indicated, the terms “Peloton,” “the Company,” “we,” “us,” and “our” refer to Peloton Interactive, Inc., together with our consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements, and other information with the SEC. The SEC maintains an internet website at www.sec.gov that contains periodic and current reports, proxy, and information statements, and other information regarding registrants, including us, that file electronically with the SEC.

We also make available, free of charge, on or through our internet website, investor.onepeloton.com/investor-relations, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements on Schedule 14A, and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information on or that can be accessed through our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only. In addition, you may request copies of these filings at no cost through our Investor Relations Department at: Peloton Interactive, Inc., 441 Ninth Avenue, 6th Floor, New York, New York 10001, telephone: (917) 671-9198.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, including exhibits, of which this prospectus forms a part, with respect to the shares of Class A common stock that may be offered hereunder. This prospectus does not contain all of the information set forth in the registration statement and exhibits thereto. For further information with respect to our company and the shares of Class A common stock offered hereby, reference is made to the registration statement, including the exhibits thereto. Whenever we make reference in this prospectus to any of our contracts, agreements, or other documents, the references are summaries and are not necessarily complete and you should refer to the exhibits attached to or incorporated by reference into the registration statement for copies of the actual contract, agreement, or other document. Our SEC filings, including the registration statement of which this prospectus forms a part and the exhibits thereto, are available to you for free on the SEC’s website listed above.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus and any prospectus supplement the information we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. Any information referenced in this way is considered part of this prospectus. Any subsequent information filed with the SEC will automatically be deemed to update and supersede the information in this prospectus and in our other filings with the SEC.

We incorporate by reference in this prospectus the documents listed below that have been previously filed with the SEC as well as any filings made by us with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act from the initial filing of the registration statement of which this prospectus forms a part until the termination or completion of the offering of the securities described in this prospectus; provided, however, we are not incorporating by reference any documents or portions of documents deemed to have been furnished rather than filed in accordance with SEC rules:

•	our Annual Report on Form 10-K for the fiscal year ended June 30, 2021, as filed with the SEC on August 27, 2021;

•	the information specifically incorporated by reference into our Annual Report on Form 10-K from our definitive proxy statement on Schedule 14A, filed with the SEC on October 25, 2021;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2021, as filed with the SEC on November 5, 2021;

•	our Current Reports on Form 8-K filed with the SEC on September 1, 2021 and October 25, 2021; and

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the description of our Class  A common stock contained in our registration statement on Form 8-A filed with the SEC on September 19, 2019, including any amendments or reports filed for the purpose of updating the description.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference in this prospectus or any prospectus supplement.

To obtain copies of these filings, see “Where You Can Find More Information” above.

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement, and the documents incorporated by reference herein or therein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements contained in this prospectus, any prospectus supplement, and the documents incorporated by reference herein or therein other than statements of historical fact, including statements regarding our future operating results and financial position, our business strategy and plans, market growth, and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “target,” and similar expressions are intended to identify forward-looking statements.

Forward-looking statements include, but are not limited to, statements about:

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our future financial performance, including our expectations regarding our revenue, cost of revenue, gross profit, Adjusted EBITDA, operating expenses, including changes in sales and marketing, general and administrative expenses (including any components of the foregoing), and research and development expenses, and our ability to achieve and maintain future profitability;

•	our business plan and our ability to effectively manage our growth;

•	anticipated trends, growth rates, and challenges in our business and in the markets in which we operate;

•	our international expansion plans and ability to continue to expand internationally;

•	anticipated release dates for new Connected Fitness Products and services and market acceptances of such products and services;

•	actual or perceived defects in, or safety of, our products, including any impact of product recalls or legal or regulatory claims or proceedings involving our products;

•	market acceptance of our Connected Fitness Products and services;

•	the expected outcome of legal proceedings or regulatory investigations;

•	beliefs and objectives for future operations;

•	our ability to increase sales of our Connected Fitness Products and services;

•	our ability to further penetrate our existing Subscription base and maintain and expand our Subscription base;

•	the completion and operation of the Peloton Output Park and the expected benefits of this or other manufacturing facilities;

•	the expected benefits of the acquisition of Precor Incorporated, a Delaware corporation, or Precor, or any business we may acquire in the future;

•	the effects of seasonal trends on our results of operations;

•	our expectations regarding content costs for past use;

•	our ability to maintain, protect, and enhance our intellectual property;

•	our ability to partner with third parties such as music licensors, service providers, and suppliers;

•	the effects of increased competition in our markets and our ability to compete effectively;

•	the direct and indirect impacts to our business and financial performance from the COVID-19 pandemic;

•	our ability to stay in compliance with laws and regulations that currently apply or become applicable to our business both in the United States and internationally; and

•	economic and industry trends, projected growth, or trend analysis.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus and any prospectus supplement.

We have based these forward-looking statements on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions and other factors that could cause actual results to differ materially from those stated, including those described in the section entitled “Risk Factors” and in our SEC filings incorporated herein or in any prospectus supplement by reference. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, the future events and trends discussed in this prospectus, any prospectus supplement, and the documents incorporated by reference herein or therein may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. In particular, the impact of the current COVID-19 pandemic on economic conditions and the fitness industry in general and our financial position and operating results in particular have been material, are changing rapidly, and cannot be predicted.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements. Any forward-looking statement made by us in this prospectus, in any prospectus supplement or in any document incorporated herein or therein by reference speaks only as of the respective date thereof, and we undertake no obligation to update any of these forward-looking statements for any reason after such date or to conform these statements to actual results or revised expectations, except as required by law.

You should read this prospectus, any prospectus supplement, or any document incorporated herein or therein with the understanding that our actual future results, performance, and events and circumstances may be materially different from what we expect.

ABOUT THE COMPANY

Overview

Peloton is the largest interactive fitness platform in the world with a loyal community of over 6.2 million Members as of September 30, 2021. We pioneered connected, technology-enabled fitness, and the streaming of immersive, instructor-led boutique classes to our Members anytime, anywhere. We make fitness entertaining, approachable, effective, and convenient, while fostering social connections that encourage our Members to be the best versions of themselves. We define a Member as any individual who has a Peloton account through a paid Connected Fitness Subscription, or a paid Peloton App subscription. Our Connected Fitness Product portfolio includes the Peloton Bike, Bike+, and the Peloton Tread and Tread+, and will include Peloton Guide beginning in 2022.

We are an innovation company at the nexus of fitness, technology, and media. We have disrupted the fitness industry by developing a first-of-its-kind subscription platform that seamlessly combines the best equipment, proprietary networked software, and world-class streaming digital fitness and wellness content, creating a product that our Members love.

Driven by our Members-first mindset, we built a vertically integrated platform that ensures a best-in-class, end-to-end experience. We have a direct-to-consumer multi-channel sales platform. We had 137 showrooms as of September 30, 2021, with knowledgeable sales specialists, a high-touch delivery service, and helpful Member support teams.

Our world-class instructors teach classes across a variety of fitness and wellness disciplines, including indoor cycling, indoor/outdoor running and walking, Bike and Tread bootcamps, yoga, Pilates, Barre, strength training, stretching, meditation, and floor cardio. We produce hundreds of original programs per month and maintain a vast and constantly updated library of thousands of original fitness and wellness programs. We make it easy for Members to find a class that fits their interests based on class type, instructor, music genre, length, available equipment, area of physical focus, and level of difficulty.

Our compelling financial profile is characterized by high growth, strong retention, recurring revenue, and efficient subscription acquisition. When we acquire new Connected Fitness Subscriptions, we are often able to offset our subscription acquisition costs with the gross profit earned on our Connected Fitness Products. This allows for rapid payback of our sales and marketing investments and results in a robust unit economic model.

For a description of our products, see Part I, Item 1 of our Annual Report on Form 10-K for the year ended June 30, 2021. For a description of Connected Fitness Subscriptions, see the section titled “Key Operational and Business Metrics” in Part I, Item 2 of our Quarterly Report on Form 10-Q for the three months ended September 30, 2021.

Corporate Information

We were formed in 2012 as Peloton Interactive, LLC, a Delaware limited liability company. Peloton Interactive, Inc., a Delaware corporation, was incorporated in March 2015, and through a corporate restructuring in April 2015, Peloton Interactive, LLC merged with and into Peloton Interactive, Inc.

Our principal executive offices are located at 441 Ninth Avenue, Sixth Floor, New York, New York 10001 and our telephone number is (917) 671-9198. Our website address is www.onepeloton.com. The information contained on, or that can be accessed through, our website is not incorporated by reference into, and is not a part of, this prospectus. Investors should not rely on any such information in deciding whether to purchase our Class A common stock.

Peloton, the Peloton logo, Peloton Bike, Peloton Bike+ Peloton Tread, Peloton Tread+, Peloton App, and other registered or common law trade names, trademarks, or service marks of Peloton appearing in this prospectus are the property of Peloton. This prospectus contains additional trade names, trademarks, and service marks of other companies that are the property of their respective owners. We do not intend our use or display of other companies’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us by, these other companies. Solely for convenience, our trademarks, and tradenames referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor, to these trademarks and tradenames.

RISK FACTORS

Investing in our Class A common stock involves a high degree of risk. You should carefully consider the risks and uncertainties and other factors described in “Risk Factors” in any prospectus supplement. You should also consider the risks, uncertainties, and other factors described in “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent Quarterly Reports on Form 10-Q, that we have filed or will file with the SEC, and in other documents which are incorporated by reference in this prospectus, as well as the risk factors and other information contained in or incorporated by reference in any accompanying prospectus supplement and any related free writing prospectus. If any of these or any unanticipated risks actually occurs, our business, financial condition, and results of operations could be materially and adversely affected and the trading price of our Class A common stock could decline, causing you to lose some or all of your investment in our Class A common stock.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, we intend to use the net proceeds from the sale of the Class A common stock offered by us pursuant to this prospectus and any accompanying prospectus supplement for general corporate purposes, which over time may include working capital, capital expenditures, including for the construction or expansion of facilities, and investments in and acquisitions of other companies, products or technologies that we may identify in the future. We may temporarily invest funds that are not immediately needed for these or other purposes in short-term investments, including, but not limited to, marketable securities.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes the most important terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. This description summarizes provisions included in our restated certificate of incorporation and amended and restated bylaws. For a complete description, you should refer to our restated certificate of incorporation and amended and restated bylaws, which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law.

Our authorized capital stock consists of 2,500,000,000 shares of our Class A common stock, $0.000025 par value per share, 2,500,000,000 shares of our Class B common stock, $0.000025 par value per share, and 50,000,000 shares of undesignated preferred stock, $0.000025 par value per share.

Class A Common Stock and Class B Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine. See the section titled “Dividend Policy” for additional information.

Voting Rights

Holders of our Class A common stock are entitled to one vote for each share of Class A common stock held on all matters submitted to a vote of stockholders and holders of our Class B common stock are entitled to 20 votes for each share of Class B common stock held on all matters submitted to a vote of stockholders. Holders of shares of our Class A common stock and Class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by Delaware law or our restated certificate of incorporation. Delaware law could require either holders of our Class A common stock or Class B common stock to vote separately as a single class in the following circumstances:

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if we were to seek to amend our restated certificate of incorporation to increase or decrease the par value of a class of our capital stock, then that class would be required to vote separately to approve the proposed amendment; and

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if we were to seek to amend our restated certificate of incorporation in a manner that alters or changes the powers, preferences, or special rights of a class of our capital stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

Our restated certificate of incorporation does not provide for cumulative voting for the election of directors. As a result, the holders of a majority of our voting shares can elect all of the directors then standing for election. Our restated certificate of incorporation establishes a classified board of directors, to be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights and is not subject to redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Upon our liquidation, dissolution, or winding up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to the prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any shares of preferred stock outstanding at that time.

Change of Control Transactions

In the case of any distribution or payment in respect of the shares of our Class A common stock or Class B common stock upon a merger or consolidation with or into any other entity, or other substantially similar transaction, the holders of our Class A common stock and Class B common stock will be treated equally and identically with respect to shares of Class A common stock or Class B common stock owned by them, unless the only difference in the per share distribution to the holders of the Class A common stock and Class B common stock is that any securities distributed to the holder of a share Class B common stock have 20 times the voting power of any securities distributed to the holder of a share of Class A common stock, or such merger, consolidation, or other transaction is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting as a separate class.

Subdivisions and Combinations

If we subdivide or combine in any manner outstanding shares of Class A common stock or Class B common stock, the outstanding shares of the other class will be subdivided or combined in the same manner, unless different treatment of the shares of each class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting as a separate class.

Conversion

Each outstanding share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon any transfer, whether or not for value, which occurs after the closing of this offering, except for certain permitted transfers described in our restated certificate of incorporation, including transfers to family members, trusts solely for the benefit of the stockholder or their family members, and partnerships, corporations, and other entities exclusively owned by the stockholder or their family members. Once converted or transferred and converted into Class A common stock, the Class B common stock may not be reissued.

All the outstanding shares of our Class B common stock will convert automatically into shares of our Class A common stock upon the date that is the earlier of (i) the date specified by a vote of the holders of 66 2/3% of the then outstanding shares of Class B common stock, (ii) ten years from the closing of our initial public offering, and (iii) the date the shares of Class B common stock cease to represent at least 1% of all outstanding shares of our common stock. Following such conversion, each share of Class A common stock will have one vote per share and the rights of the holders of all outstanding common stock will be identical. Once converted into Class A common stock, the Class B common stock may not be reissued.

Preferred Stock

Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of our company and might adversely affect the market price of our Class A common stock and the voting and other rights of the holders of our Class A common stock and Class B common stock. We have no current plans to issue any shares of preferred stock.

Registration Rights

The holders of certain outstanding shares of our Class B common stock, or their permitted transferees, are entitled to rights with respect to the registration of shares under the Securities Act. These shares are referred to as registrable securities. These rights are provided under the terms of our fourth amended and restated investors’ rights agreement between us and the holders of these shares, which was entered into in April 2019, and include requested registration rights, Form S-3 registration rights, and piggyback registration rights. In any registration made pursuant to such amended and restated investor rights agreement, all fees, costs, and expenses of underwritten registrations, including fees and disbursements of one special counsel to the selling stockholders, will be borne by us and all selling expenses, including the estimated underwriting discount, will be borne by the holders of the shares being registered. However, we will not be required to bear the expenses in connection with the exercise of the requested and Form S- 3 registration rights of a registration if the request is subsequently withdrawn at the request of the selling stockholders holding a majority of registrable securities to be registered.

The registration rights terminate upon the earlier of (1) five years following the completion of our initial public offering or (2) as to any given holder of registration rights, at such time following this offering when such holder of registration rights (a) can sell all of such holder’s registrable securities in compliance with Rule 144(b)(1)(i) or (b) holds 1% or less of our outstanding common stock and all registrable securities held by such holder can be sold in any three-month period without registration pursuant to Rule 144 under the Securities Act and without the requirement for us to be in compliance with the current public information requirement under Rule 144(c)(1).

Anti-Takeover Provisions

The provisions of Delaware law, our restated certificate of incorporation and our amended and restated bylaws could have the effect of delaying, deferring, or discouraging another person from acquiring control of our company. These provisions, which are summarized below, may have the effect of discouraging takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, or DGCL, regulating corporate takeovers. In general, DGCL Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date on which the person became an interested stockholder unless:

•

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale, or other transaction or series of transactions together resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that DGCL Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Restated Certificate of Incorporation and Restated Bylaw Provisions

Our restated certificate of incorporation and our amended and restated bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our management team, including the following:

•

Dual Class Common Stock. As described above in the section titled “—Common Stock—Voting Rights,” our restated certificate of incorporation provide for a dual class common stock structure pursuant to which holders of our Class B common stock have the ability to control the outcome of matters requiring stockholder approval, even if they own significantly less than a majority of the shares of our outstanding Class A and Class B common stock, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets. Current investors, executives, and employees have the ability to exercise significant influence over those matters.

•

Board of Directors Vacancies. Our restated certificate of incorporation and amended and restated bylaws authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors is permitted to be set only by a resolution adopted by a majority vote of our entire board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.

•

Classified Board. Our restated certificate of incorporation and amended and restated bylaws provide that our board of directors will be classified into three classes of directors. The existence of a classified board of directors could discourage a third party from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors. See the section titled “Management—Board of Directors Composition” for additional information.

•	Directors Removed Only for Cause. Our restated certificate of incorporation provides that stockholders may remove directors only for cause.

•

Supermajority Requirements for Amendments of Our Restated Certificate of Incorporation and Amended and Restated Bylaws. Our restated certificate of incorporation further provides that the affirmative vote of holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock is required to amend certain provisions of our restated certificate of incorporation, including provisions relating to the classified board, the size of the board, removal of directors, special meetings, actions by written consent, and designation of our preferred stock. In addition, the affirmative vote of holders of 75% of the voting power of each of our Class A common stock and Class B common stock, voting separately by class, is required to amend the provisions of our restated certificate of incorporation relating to the terms of our Class B common stock. The affirmative vote of holders of at least 66 2/3% of the voting power of, all of the then outstanding shares of voting stock is required to amend or repeal our amended and restated bylaws, although our amended and restated bylaws may be amended by a simple majority vote of our board of directors.

•

Stockholder Action; Special Meeting of Stockholders. Our restated certificate of incorporation provides that special meetings of our stockholders may be called only by a majority of our board of directors, the chairman of our board of directors, our lead independent director, or our chief executive officer. Our restated certificate of incorporation provides that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. As a result, holders of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws. Further, our amended and restated bylaws provide that special meetings of our stockholders may be called only by a majority of our board of directors, the chairman of our board of directors, our lead independent director, or our chief executive officer, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders to take any action, including the removal of directors.

•

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our amended and restated bylaws provides advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

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No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our restated certificate of incorporation and amended and restated bylaws does not provide for cumulative voting.

•

Issuance of Undesignated Preferred Stock. Our board of directors has the authority, without further action by the stockholders, to issue up to shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock enables our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or other means.

•

Choice of Forum. Our restated certificate of incorporation provides that, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, our restated certificate of incorporation, or our amended and restated bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. This exclusive forum provision will not apply to claims that are vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery of the State of Delaware, or for which the Court of Chancery of the State of Delaware does not have subject matter jurisdiction. For instance, the provision would not preclude the filing of claims brought to enforce any liability or duty created by the Exchange Act or Securities Act or the rules and regulations thereunder in federal court.

Listing

Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “PTON.”

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company, LLC. The transfer agent’s address is 6201 15th Avenue, Brooklyn, New York 11219, and its telephone number is (800) 937-5449.

PLAN OF DISTRIBUTION

We may sell the shares of Class A common stock through one or more transactions, including, without limitation:

•	directly to purchasers;

•	to or through one or more brokers or dealers;

•	to the public through one or more underwriters acting alone or underwriting syndicates led by one or more managing underwriters;

•	through or to agents; or

•	in any combination of the above.

A prospectus supplement with respect to a particular offering of Class A common stock will set forth the terms of the offering of those shares, including the following:

•	name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the estimated amount of net proceeds we will receive;

•	any underwriting discounts and commissions; or

•	any public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If underwriters are used in the sale, the underwriters will acquire the securities for their own account and they may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriting syndicates represented by one or more managing underwriters or one or more independent firms acting as underwriters may offer the securities to the public. In connection with the sale of securities, we may compensate the underwriters in the form of underwriting discounts and commissions. The purchasers of the securities for whom the underwriters may act as agent may also pay them commissions. Underwriters may sell the securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Unless otherwise set forth in the applicable prospectus supplement, the obligations of any underwriters to purchase the securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all of the securities if any are purchased.

If dealers are used in the sale of the securities, the securities will be sold to the dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The applicable prospectus supplement will name any dealer, who may be deemed to be an underwriter, as that term is defined in the Securities Act, involved in the offer or sale of securities, and set forth any commissions or discounts we grant to the dealer.

If agents are used in the sales of the securities, the agents may solicit offers to purchase the securities from time to time. Any of these agents, who may be deemed to be an underwriter, as that term is defined in the Securities Act, involved in the offer or sale of the securities will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement. Any agent will be acting on a reasonable efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis.

We may designate underwriters or agents to solicit purchases of shares of our Class A common stock for the period of their appointment and to sell securities on a periodic basis, including pursuant to “at-the-market offerings” pursuant to the terms of a distribution agreement entered into with the underwriters or agents. If we engage in at-the-market sales pursuant to a distribution agreement, we will issue and sell the shares to or through one or more underwriters or agents. During the term of any such distribution agreement, shares may be sold on a daily basis in exchange transactions or otherwise as may be agreed with the underwriters or agents. The distribution agreement may provide that any shares of our Class A common stock sold will be sold at prices related to the then prevailing market prices for our securities. Therefore, exact figures regarding net proceeds or commissions to be paid are impossible to determine and will be described in the applicable prospectus supplement. The terms of each such distribution agreement will be set forth in more detail in the applicable prospectus supplement. Any named underwriters may engage in certain transactions that stabilize, maintain, or otherwise affect the price of our shares and any such activities will be described in the applicable prospectus supplement relating to the transaction. To the extent that any named broker dealer or agent acts as agent on a best efforts basis pursuant to the terms of a distribution agreement, such broker dealer or agent will not engage in any such stabilization transactions.

Securities may also be sold directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to resales. The terms of those sales would be described in the applicable prospectus supplement.

If indicated in the applicable prospectus supplement, agents, underwriters, and dealers may be authorized to solicit offers to purchase securities from us at the public offering price set forth in the applicable prospectus supplement pursuant to stock purchase or delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth the commission payable for solicitation of the contracts.

Agents, dealers, and underwriters may be entitled under agreements to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, dealers, or underwriters may be required to make. Agents, dealers, and underwriters or their affiliates may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of business for which they receive customary compensation.

If indicated in the applicable prospectus supplement, one or more firms may offer and sell securities in connection with a remarketing upon their purchase, in accordance with their terms, acting as principals for their own accounts or as agents. Any remarketing firm will be identified and the terms of its agreement, if any, will be described in the applicable prospectus supplement. We may be obligated to indemnify the remarketing firm against certain liabilities, including liabilities under the Securities Act, and the remarketing firm may engage in transactions with or perform services for us or our subsidiaries for customary compensation.

Any underwriter may engage in over-allotment, stabilizing, and syndicate short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the securities originally sold by the dealers are purchased in covering transactions to cover syndicate short positions. These transactions may cause the price of the securities sold in an offering to be higher than it would otherwise be. These transactions, if commenced, may be discontinued by the underwriters at any time.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate proceeds of the offering.

The applicable prospectus supplement relating to each offering will set forth the anticipated date of delivery of the securities.

The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

LEGAL MATTERS

The validity of the shares of Class A common stock offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP. Certain legal matters in connection with the shares of Class A common stock offered hereby may be passed upon for any underwriters, dealers, or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Peloton Interactive, Inc. appearing in the Company’s Annual Report (Form 10-K) for the year ended June 30, 2021, and the effectiveness of the Company’s internal control over financial reporting as of June 30, 2021, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which conclude, among other things, that the Company did not maintain effective control over financial reporting as of June 30, 2021, based on Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), because of the effects of the material weakness described therein, included therein, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Peloton Interactive, Inc.

$1,000,000,000

Class A Common Stock

PROSPECTUS SUPPLEMENT

Goldman Sachs & Co. LLC	J.P. Morgan

                    , 2021